Exhibit 4.2
Exhibit A
SHAREHOLDERS’ AGREEMENT
     This SHAREHOLDERS’ AGREEMENT (this “Agreement”), dated as of December 1, 1998, is by and among RealPage Communications, Inc., a Texas corporation (the “Company”), Seren Capital Ltd., a Texas limited partnership (“Seren”), Seren Catalyst, L.P., a Texas limited partnership (“Catalyst”), James E. Melson, Jr., Michael W. Munoz, Richard M. Finks, Matthew W. Upton and Ann Howard Smith. The individuals listed on Schedule A hereto and any other individuals or entities who become parties to this Agreement is each sometimes individually referred to herein as a “Shareholder” and collectively are sometimes referred to herein as the “Shareholders.” As used in Article 4 hereof, “Shareholder” or “Shareholders” also includes the Controlling Shareholders (as defined below) and Permitted Winn Transferees (as defined below).
     WHEREAS, the parties have determined that it is desirable to enter into this Agreement governing their relationship with one another.
     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1.
TRANSFER
     Section 1.1. General Prohibition.
          (a) Each of the Shareholders agrees not to, directly or indirectly, offer, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any shares of Common Stock, par value $.01 per share, of the Company (the “Shares”) or any interest therein, including, without limitation, any option, warrants or rights (each, a “Transfer”), except in accordance with the provisions of this Agreement. Any attempt to Transfer the Shares not made in compliance with this Agreement shall be null and void and the Company shall not give any effect in the Company’s stock records to such Transfer.
          (b) The parties hereto agree that the Shares may bear a legend as follows:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF, AND RESTRICTIONS ON TRANSFER SET FORTH IN, A SHAREHOLDERS’ AGREEMENT, DATED AS OF DECEMBER 1, 1998, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY, AND ARE HELD, AND MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED, ENCUMBERED, OTHERWISE GRANTED AS SECURITY OR OTHERWISE DISPOSED OF, ONLY IN ACCORDANCE THEREWITH. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR WITH ANY STATE SECURITIES

COMMISSION, AND MAY NOT BE TRANSFERRED OR DISPOSED OF BY THE HOLDER IN THE ABSENCE OF A REGISTRATION STATEMENT WHICH IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE LAWS AND RULES, OR UNLESS, IMMEDIATELY PRIOR TO THE TIME SET FOR TRANSFER, SUCH TRANSFER CAN BE EFFECTED WITHOUT VIOLATION OF THE SECURITIES ACT OF 1933 AND OTHER APPLICABLE STATE LAWS AND RULES.
          (c) The provisions of Sections 1.1(a) and 1.2 shall not apply to any of the following Transfers:
               (i) A Transfer from any individual Shareholder to such person’s spouse or children or any trust solely for such Shareholder’s benefit or the benefit of such Shareholder’s spouse or children, provided that such individual Shareholder acts as trustee and retains the sole power to direct voting and disposition of such Shares; provided, further that each such person, including any such trust (each a “Permitted Transferee”) shall execute a counterpart of and become a party to this Agreement and shall agree in writing in form and substance satisfactory to the Company to be bound and becomes bound by the terms of this Agreement;
               (ii) A Transfer pursuant to a public offering of the Shares in accordance with the terms hereof or an open market sale after there is a Public Market for the Shares (as defined below) in accordance with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and the other terms hereof;
               (iii) A Transfer pursuant to a merger or consolidation involving the Company or any of its subsidiaries or the sale of all or substantially all of the outstanding Shares; or
               (iv) A Transfer of Shares to the Company by an employee or former employee of the Company.
          The provisions of this Agreement shall be applied to the Shares acquired by any Permitted Transferee of a Shareholder in the same manner and to the same extent as such provisions were applicable to the Shares in the hands of such Shareholder.
          (d) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prohibit or restrict James E. Melson, Jr., Michael W. Munoz, Richard M. Finks, Matthew W. Upton and Ann Howard Smith (the “RealPage Shareholders”) from entering into that certain Indemnification and Security Pledge Agreement by and among the Company and the RealPage Shareholders dated as of December 1, 1998 and the performance of their obligations thereunder.
     Section 1.2. Right of First Offer.
          (a) In the event that a Shareholder shall have a bona tide intent to Transfer any of the Shares or shall receive a bona fide offer to Transfer Shares to a third party, the Shareholder shall give written notice (the “Offer Notice”) by postage-paid registered mail to Seren setting forth: (i) that such Shareholder has a bona fide intent to make such a Transfer, (ii) the number of Shares which it desires to sell (the “Offered Shares”); and (iii) the terms and price per Share which shall be the Fair Market Value (as defined below), and any conditions with respect to which a Transfer is proposed to be made; and in said notice shall offer to sell and transfer such Offered Shares to Seren, which offer shall be irrevocable until the expiration of the option period described in Section 1.2(c) hereof. For the purposes of this Section 1.2, the “Fair Market Value” of each of the Shares shall be (i) the price per Share offered by such bona fide third party or (ii) as mutually agreed to by such Shareholder and Seren.
          (b) Seren shall have 30 business days from the date of receipt of the Offer Notice to elect whether or not to purchase all (but not less than all) of the Offered Shares by giving written notice to the Shareholder. The closing of the purchase by Seren of the Offered Shares shall be promptly completed, and in any event within 60 days of the election to purchase by Seren, unless such closing is required to be extended until all regulatory approvals have been obtained. At such closing, the Shareholder shall deliver the Offered Shares to Seren free and clear of all liens and encumbrances, except those rights and obligations imposed by this Agreement, represented by the certificate(s) duly endorsed in blank and accompanied by all other documents necessary for the effective transfer thereof. At such closing, Seren shall deliver to the Shareholder cash, a certified or official bank check or shall pay by wire transfer of immediately available funds the Fair Market Value per Share multiplied by the number of Offered Shares.
          (c) If Seren does not elect to purchase all the Offered Shares or fails to purchase the Offered Shares after exercising its election to purchase, then, for a period of 60 days thereafter, the Shareholder shall be free to sell the Offered Shares to a third party without further compliance with this Section 1.2; provided, that the price per Share in such third party sale shall be at least at the Fair Market Value; and provided, further, that such third party shall be required to execute an undertaking agreeing to be bound by the provisions of this Agreement.
ARTICLE 2.
TAG ALONG RIGHTS
     Section 2.1. Tag Along Rights.
          (a) Notwithstanding anything in this Agreement to the contrary, except in the case of (i) Transfers to a Controlling Shareholder or a Permitted Winn Transferee, (ii) transactions subject to Article 3 hereof, (iii) a public offering of Shares in which the Shareholders have registration rights pursuant to Article 4 hereof or (iv) distributions or dividends of Shares by Seren to its partners or Catalyst to its partners, if any Controlling Shareholder proposes to Transfer any Shares, such Controlling Shareholder shall refrain from effecting such transaction unless, prior to the consummation thereof, the Shareholders shall have been afforded the opportunity to join in such sale on a pro rata basis, as hereinafter provided in this Section 2.1.
          (b) Prior to consummation of any such proposed Transfer of Shares, the Controlling Shareholder proposing to make such Transfer (the “Disposing Shareholder”) shall cause the person or group that proposes to acquire such shares (the “Proposed Purchaser”) to offer the Shareholders in writing (“Purchase Offer”) to purchase the Shares owned by the Shareholders such that the number of Shares so offered to be purchased from a particular Shareholders shall be equal to the product obtained by multiplying the aggregate number of Shares proposed to be purchased by the Proposed Purchaser by the Shareholder’s Pro Rata Portion. “Pro Rata Portion” means, with reference to any Shareholder at any time, a fraction, the numerator of which is the number of Shares then issued and outstanding and held by such Shareholder, and the denominator of which is the aggregate number of Shares then issued and outstanding. If the Purchase Offer is accepted by the Shareholder, then the number of Shares to be sold to the Proposed Purchaser by the Disposing Shareholder shall be reduced by the aggregate number of Shares to be purchased by the Proposed Purchaser from the Shareholder pursuant thereto. Such purchase shall be made on the same terms and conditions as the Proposed Purchaser shall have offered to purchase Shares to be sold by the Disposing Shareholder. A Shareholder shall have five business days from the date of receipt of the Purchase Offer during which to accept such Purchase Offer, and the closing of such purchase shall occur within 30 days after such acceptance or at such other time as the Disposing Shareholder and the Proposed Purchaser may agree.
          (c) “Controlling Shareholder” means Stephen T. Winn and any entity which is directly or indirectly controlled by Stephen T. Winn, Stephen T. Winn’s spouse or lineal decedents or any trust solely for the benefit of the foregoing.
ARTICLE 3.
DRAG ALONG RIGHTS
     Section 3.1. Required Sale by Shareholders.
          (a) Prior to the establishment of a Public Market for the Shares, if any Controlling Shareholder, together with any other party or parties to this Agreement collectively owning in excess of 50% of the outstanding Shares (a “Controlling Group”) elects to consummate a sale to an unaffiliated third party (i) of all of the Shares then beneficially owned by such Controlling Group, whether by a sale or pursuant to a merger, consolidation or other business combination or otherwise in a single transaction or a series of related transactions, or (ii) of all or substantially all of the assets of the Company (any transaction described in clause (i) or (ii) is referred to herein as a “Sale of the Business”) then, such Controlling Group may, at its option, require each other Shareholder (collectively, the “Remaining Shareholders”) to sell all of the Shares (and all securities then convertible into or exercisable or exchangeable for Shares) beneficially owned by each of the Remaining Shareholders in such Sale of the Business at the same price (net of any consideration still to be paid for Shares upon the exercise of options, warrants or other securities convertible into or exercisable or exchangeable for Shares) and on the same terms (including the same form or forms of consideration) and conditions as shall be applicable to the Shares sold by the Controlling Group (the “Drag- Along Terms”).
          (b) Any Controlling Group desiring to exercise the rights specified in this Article 3 shall so exercise by giving written notice to each of the Remaining Shareholders of the intent of the Controlling Group to exercise such rights. Such notice (the “Drag-Along Notice”) shall be given not later than the first to occur of (i) the day on which such Controlling Group shall enter into a binding commitment to consummate the Sale of the Business and (ii) 10 days prior to the date upon which a Sale of the Business is proposed to be consummated. Such notice shall specify in reasonable detail the Drag-Along Terms. Upon the request of such Controlling Group, following receipt of such notice each Remaining Shareholder shall sign an agreement for the Sale of the Business with the third party buyer, which agreement shall contain usual and customary terms, provisions, representations and conditions, and such Remaining Shareholder shall be obligated to sell its Shares on the Drag-Along Terms; provided, that such Controlling Group shall not consummate the Sale of the Business if the Shares which the Remaining Shareholders are entitled to sell are not purchased or otherwise paid for on the Drag Along Terms (other than as a result of (i) a breach of this Agreement by a Remaining Shareholder or (ii) the exercise of rights pursuant to Section 3.1(e) hereof).
          (c) At the closing of a Sale of the Business, if required by such Controlling Group, each Remaining Shareholder shall deliver a certificate or certificates for its Shares, free and clear of all encumbrances of any nature whatsoever and duly endorsed or with duly executed stock powers, and shall take any other action reasonably requested by such Controlling Group to consummate the Sale of the Business.
          (d) In connection with any Sale of the Business as contemplated by this Section 3.1, each Shareholder agrees to vote in favor of such Sale of the Business.
          (e) If any Remaining Shareholder does not agree with the Drag-Along Terms, then, within 5 days of the Drag-Along Notice, such Remaining Shareholder can elect, and the Company will cooperate, to have such remaining Shareholder’s shares valued by a written appraisal within 30 days of a person qualified to value such Shares as shall be selected by the Board of Directors, with the consent of the such Remaining Shareholder, which consent shall not be unreasonably withheld or delayed. The appraiser must be qualified by training and experience to perform business appraisals of private corporations. The written appraisal shall determine the value of such Shares, applying a discount of 20% to reflect the minority status of such Shares, as of the date of the Drag-Along Notice, excluding any appreciation or depreciation in anticipation of the Sale of the Business and the appraisal shall be binding upon the Company, Seren, the Shareholders and any assignee or transferee. If the per Share appraisal of such Shares exceeds 10% of the per Share price set forth in the Drag-Along Terms, the Company shall pay or cause to be paid to such Remaining Shareholder such per Share price as determined by the appraisal and reimburse such Remaining Shareholder for the expense of the appraiser’s fee and otherwise the expense of such appraisal shall be paid by such Shareholder.
ARTICLE 4.
REGISTRATION RIGHTS
     Section 4.1. Piggyback Registration.
          (a) After the establishment of a Public Market for the Shares, if the Company at any time proposes to register any Shares under the Securities Act (other than a registration on

Form S-4 or S-8 or any successor form to similar effect) for sale for cash to the public under the Securities Act, the Company will each such time give written notice to each Shareholder of its intention to so register and of the rights of the Shareholders under this Section 4.1, at least 30 days (the “Notice Date”) prior to the anticipated filing date of the registration statement relating to such registration. Such notice shall offer each such Shareholder the opportunity, subject to Section 4.1(c) hereof, to include in such registration statement the Registrable Shares (as defined in Section 4.1(e) hereof) held by such Shareholder. Upon the written request of any Shareholder made within 10 days after the receipt of the Company’s notice (which request by such Shareholder shall specify the number of Registrable Shares intended to be disposed of by such Shareholder), the Company will use its reasonable efforts to include in the proposed registration all Registrable Shares which the Company has been so requested to register by such Shareholders, to the extent required to permit the disposition of such Registrable Shares so requested to be registered by the Shareholders.
          (b) If, at any time after giving such written notice of its intention to register any Shares and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register the Shares, the Company may, at its election, give written notice of such determination to the Shareholders and thereupon the Company shall be relieved of its obligation to register any Registrable Shares requested by any Shareholder to be included in such registration statement pursuant to this Section 4.1.
          (c) If the registration referred to in the first sentence of Section 4.1(a) is to be in whole or part an underwritten registration, and the managing underwriter(s) advise the Company in writing that in their good faith opinion such offering would be materially and adversely affected by the inclusion therein of the number of Shares requested to be included therein, the Company shall include Shares in such registration in the following order (i) first, Shares to be sold by the Company shall be included in the registration and (ii) second, Registrable Shares requested to be included by Shareholders pursuant to Section 4.1(a) shall be included on a pro rata basis based on the relative number of Registrable Shares owned by them.
          (d) The Company shall not be required under this Section 4.1 to effect any “demand” registration or any registration incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock option or other executive or employee benefit or compensation plans.
          (e) For purposes of this Section 4.1, “Registrable Shares” means all of the Shares beneficially owned by the Shareholders except that Shares shall not constitute Registrable Shares with respect to a proposed offer or sale thereof to the extent that: (i) a registration statement with respect to the sale of such Shares shall have become effective under the Securities Act and such Shares shall have been disposed of in accordance with the plan of distribution set forth in such registration statement or (ii) as of the Notice Date, the Shareholder beneficially owning such Shares has a then-present ability to sell such Shares pursuant to Rule 144 promulgated under the Securities Act, or any successor rule to similar effect (it being agreed and understood that those Shares which cannot be sold at such time because of volume or manner of sale limitations applicable with respect to the sale of such Shares pursuant to Rule 144, such successor rules or other applicable securities laws, shall be deemed Registrable Shares).
          (f) The Company will pay all expenses incurred in connection with each registration of Shares pursuant to this Section 4.1, except that each Shareholder having Shares registered pursuant to this Section 4.1 shall pay all fees and expenses of such Shareholder’s counsel and the underwriting discounts, commissions and similar fees, and transfer taxes applicable to the sale of the Shares of such Shareholder included in such registration.
          (g) Each Shareholder making a request for registration pursuant to this Section 4.1 shall (i) furnish to the Company such information regarding its Shares as the Company may request and as shall be reasonably required in connection with any registration and (ii) if requested by the underwriter(s), execute and deliver an underwriting agreement in the customary form of the managing underwriter of such offering and containing such terms and provisions as are customary in transactions of this type.
          (h) The parties hereto agree that the restriction on Transfers set forth in Section 1.1 and the right of first refusal set forth in Section 1.2 shall not be applicable to sales by any Shareholder, and the tag-along rights set forth in Section 2.1 shall not be applicable to any sales by a Controlling Shareholder or any Permitted Winn Transferee, in a public offering pursuant to a registration statement under the Securities Act as long as such offering results in the establishment of a Public Market for the Shares or there is then a Public Market for the Shares.
          (i) If any registration referred to in the first sentence of Section 4.1(a) is to be in whole or part an underwritten public offering, each Shareholder agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144, or any successor provision, under the Securities Act, of any Shares and not to effect any such public sale or distribution of any other equity security of the Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering) during the seven days prior to, and during the 90-day period which begins on, the effective date of such registration statement (except as part of such registration); provided, that each Shareholder has received written notice of such registration at least five business days prior to the anticipated beginning of the seven- day period referred to above.
          (j) In the case of each registration contemplated by this Section 4.1, the Company shall keep the Shareholders of Registrable Shares requested to be included in the registration (the “Requesting Shareholders”) advised as to the initiation of proceedings for such registration and as to the completion thereof, and will advise each such Requesting Shareholder, upon request, of the progress of such proceedings. In addition, the Company will follow procedures customarily observed by issuers in registered public offerings, and accord to each Requesting Shareholder all rights (including, without limitation, the right to perform appropriate “due diligence”) customarily accorded to selling Shareholders in secondary distributions and to managing underwriters if the transaction in question is an underwritten public offering. At the expense of the Company, the Company will (a) keep such registration current and effective by such action as may be necessary or appropriate, including, without limitation, the filing of post-effective amendments and supplements to any registration statement or prospectus, for such period as is necessary to permit the sale and distribution of the Registrable Shares included in such registration pursuant thereto; provided, that such period shall not exceed 90 days, (b) take all necessary action under any applicable blue sky or other state securities laws to permit such sale and/or distribution, all as reasonably requested by a Requesting Shareholder, (c) comply with applicable requirements of all regulatory entities, including, without limitation, the National Association of Securities Dealers, Inc., (d) furnish each Requesting Shareholder such number of registration statements, prospectuses, supplements, amendments, offering circulars and other documents incidental thereto as such Requesting Shareholder from time to time may reasonably request, (e) list all Registrable Shares included in such registration on each securities exchange on which shares of the same class are then listed and (f) furnish (or cause to be furnished) to each Requesting Shareholder, all undertakings, agreements, certificates, opinions, financial statements and “comfort letters” of the sort customarily provided to selling Shareholders in secondary distributions and to the managing underwriters if the transaction in question is an underwritten public offering.
          (k) The Company will indemnify, defend and hold harmless each Requesting Shareholder whose Registrable Shares are included in any registration contemplated by this Section 4.1 and each underwriter of such Registrable Shares, and each Person (as hereafter defined), if any, who controls each such Requesting Shareholder and underwriter within the meaning of the Securities Act, and their respective directors, officers, employees, agents, advisors and Affiliates (as hereafter defined) (each, an “Indemnified Person”), to the fullest extent enforceable under applicable law against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in such registration statement, prospectus, supplement, amendment, offering circular or other document related to any registration, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such indemnified Person for any legal or any other expenses reasonably incurred in connection with investigating and/or defending (and/or preparing for any investigation or defense of) any such claim, loss, damage, liability, action or violation; provided, that the Company will not be liable in any such case to any such Indemnified Person if, but only to the extent that, any such claim, loss, damage, liability, action, violation or expense is finally determined to arise out of or result from any untrue statement in or omission from written information furnished to the Company by an instrument duly executed by such Indemnified Person and stated to be specifically for use therein. Each Requesting Shareholder will, if Registrable Shares held by such Requesting Shareholder are included in a registration effected pursuant to this Section 4.1, indemnify, defend and hold harmless the Company, each of its directors and officers who signs the related registration statement, and each Person, if any, who controls the Company within the meaning of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, supplement, amendment, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such directors, officers or Persons for any legal or any other expenses reasonably incurred in connection with investigating and/or defending (and/or preparing for any investigation or defense of) any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in (or omitted from) such registration statement, prospectus, supplement, amendment, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Requesting Shareholder and stated to be specifically for use therein; provided, that the liability of any such Requesting Shareholder under this Section 4.1(k) shall be limited to the net sales proceeds actually received by such Requesting Shareholder as a result of the sale by it of securities in such registration. The covenants contained in this Section 4.1(k) shall survive the date upon which none of the Shares shall be outstanding and the termination of this Agreement. As used herein, (i) “Affiliate” shall have the meaning given such term under Rule 12b-2 promulgated under the Exchange Act and (ii) “Person” shall mean an individual, a corporation, an association, a joint-stock company, a limited liability company, a business trust or other similar organization, a partnership, a joint venture, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.
          (l) As used herein, a “Public Market for the Shares” shall exist when at least 15% of the Shares then outstanding have been sold pursuant to one or more effective registration statements under the Securities Act, and the Shares are publicly traded in the over-the-counter market or NASDAQ Stock Market or are listed on a national securities exchange.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES
     Section 5.1. Representations of the Shareholders.
     Each of the Shareholders represents and warrants to Seren and the Company that:
               (i) such Shareholder has all requisite authority and capacity to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement constitutes a valid and legally binding obligation enforceable against each of the Shareholders in accordance with its terms;
               (ii) the execution and delivery by the Shareholder of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in any material violation of, or a material default under, any material agreement, instrument, license, permit, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder;
               (iii) no consent of any government or governmental authority or third party on any Shareholder’s behalf is required to be obtained in connection with the consummation of any of the transactions contemplated hereby;
               (iv) there are no actions, suits or proceedings pending or threatened against the Shareholders which question the validity of this Agreement; and

               (v) each Shareholder owns beneficially and of record, directly or indirectly, the Shares set forth opposite his or her name in Exhibit A hereof.
     Section 5.2. Representation of Seren. Seren represents and warrants to the Shareholders that:
               (i) Seren has all requisite partnership authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its respective obligations hereunder. This Agreement constitutes a valid and legally binding obligation enforceable against Seren in accordance with its terms;
               (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of Seren and no other partnership proceedings on the part of Seren are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;
               (iii) the execution and delivery by Seren of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in any material violation of, or a material default under, any material agreement, instrument, license, permit, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seren;
               (iv) no consent of any government or governmental authority or third party is required to be obtained in connection with the consummation of any of the transactions contemplated hereby;
               (v) there are no actions, suits or proceedings pending or threatened against Seren which question the validity of this Agreement; and
               (vi) Seren and Catalyst own of record 9,000,000 and 250,000 Shares, respectively.
ARTICLE 6.
MISCELLANEOUS
     Section 6.1. Termination. This Agreement may be terminated by a written instrument signed by all parties hereto. Except for Article IV, this Agreement shall terminate automatically without any further action by the parities upon the establishment of a Public Market for the Shares.
     Section 6.2. Specific Performance. The parties hereto acknowledge that there will be no adequate remedy at law for a violation of any of the provisions of this Agreement and that, in addition to any other remedies which may be available, all such provisions shall be specifically enforceable in accordance with their terms.
     Section 6.3. Assignments. No party hereto may assign any of its rights or obligations under this Agreement without the written consent of the other parties hereto. Notwithstanding the foregoing, Seren shall have the right to assign this Agreement to any entity or entities controlling, controlled by, or under common control with Seren.
     Section 6.4. Descriptive Headings. The descriptive headings of the several sections of this Agreement are for convenience only and do not constitute a part of this Agreement.
     Section 6.5. Notices. Each notice or other communication under this Agreement is to be in writing and is to be made by personal delivery or by post to the addressee at the address below, and is to be marked for the attention of the person or office holder (if any), from time to time designated for the purpose by the addressee to the other parties. The initial address and relevant person or office holder of each party is set out below:

If to the Shareholders, to:	At their addresses appearing
from time to time on the books
of the Company

If to Seren, to:	Seren Capital Ltd.
2395 Midway Road
Carrollton, Texas 75006
Attn: Stephen T. Winn
     Section 6.6. Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, without limitation, the estate of any Shareholder.
     Section 6.7. Further Assurances. Consistent with the terms and conditions hereof, each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other instruments, certificates, and other documents as any other party hereto may reasonably require in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
     Section 6.8. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same agreement.
     Section 6.9. Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of Texas. without reference to the conflict of law provisions thereof.
     Section 6.10. Entire Agreement. This Agreement sets forth the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes all other understandings, negotiations, oral and written agreements among the parties hereto with regard to its subject matter.

     Section 6.11. Amendment and Modification. No modification or amendment to this Agreement shall be effective unless it is in writing and signed by all parties hereto.
     Section 6.12. Severability. In case any one or more of the provisions or part thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or part hereof, but this Agreement shall be construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part thereof had been reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.
[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Shareholders’ Agreement as of the date first above written.

REALPAGE COMMUNICATIONS, INC.
By:	/s/ Stephen T. Winn
Name:	Stephen T. Winn
Title:	Chairman of the Board

SEREN CAPITAL LTD. By: Seren Capital Management, L.L.C. General Partner
By:	/s/ Stephen T. Winn
Name:	Stephen T. Winn, sole Manager and President

SEREN CATALYST, L.P. By: Seren Capital Management, L.L.C. General Partner
By:	/s/ Stephen T. Winn
Name:	Stephen T. Winn, sole Manager and President

/s/ James Melson, Jr.
James Melson, Jr.

/s/ Michael W. Munoz
Michael W. Munoz

/s/ Richard M. Finks
Richard M. Finks

/s/ Matthew W. Upton
Matthew W. Upton

/s/ Ann Howard Smith
Ann Howard Smith
Acknowledgment and Consent of Shareholders’ Spouses:
     The spouses of all Shareholders join in the execution of this Agreement to evidence their knowledge of its existence and their consent to its provisions, and that they desire to bind their interest, if any, in the Shares to the performance of this Agreement. Accordingly, each Shareholder’s spouse agrees that the covenants made in this Agreement will be, and hereby are, accepted as binding on him/her individually and upon all persons ever to claim under him/her. However, the foregoing is not intended to, and will not be construed to, confer or create any interest in the Shares in any Shareholder’s spouse.

/s/ Leslie L. Melson
Name Leslie L. Nelson
Spouse of James E. Melson, Jr.

Name Spouse of N/A

/s/ Gwendolyn Finks
Name Gwendolyn Finks
Spouse of Richard M. Finks

Name N/A
Spouse of

/s/ Debra Jean Upton
Name Debra Jean Upton
Spouse of Matthew W. Upton

/s/ Wendell Montgomery Smith
Name Wendell Montgomery Smith
Spouse of Ann Howard Smith

SCHEDULE A

SHARES BENEFICIALLY
SHAREHOLDERS	OWNED
James E. Melson J	550,000
Michael W. Munoz	50,000
Richard M. Finks	50,000
Matthew W. Upton	50,000
Ann Howard Smith	50,000

750,000

ORIGINAL
AMENDMENT TO SHAREHOLDERS’ AGREEMENT
     That certain Shareholders’ Agreement of December 1, 1998, (attached hereto as Exhibit A) by and between RealPage Communications, Inc. (new), a Texas corporation and successor in interest to Seren Capital Acquisition Corp., and the following stockholders of RealPage Communications, Inc. (new): Seren Capital Ltd. a Texas limited partnership, Seren Catalyst, L.P., a Texas limited partnership, James E. Melson, Jr., Michael W. Munoz, Richard M. Finks, Matthew W. Upton, and Ann Howard Smith is hereby amended, as of this sixteenth day of July, 1999, so as to add G. Ronald Witten as a party thereto for all purposes thereof.

RealPage, Inc. (successor to RealPage Communications, Inc.)

/s/ Stephen T. Winn

By:	Stephen T. Winn
Its:	Chairman of the Board

Seren Capital Ltd.

/s/ Stephen T. Winn

By:	Seran Capital Management, L.L.C., General Partner
Stephen T. Winn
Sole Manager and President

Seren Catalyst, L.P.

/s/ Stephen T. Winn

By:	Seren Capital Management, L.L.C., General Partner
Stephen T. Winn
Sole Manager and President

James E. Melson, Jr.

/s/ James E. Melson, Jr.

Michael W. Munoz

/s/ Michael W. Munoz

Richard M. Finks

/s/ Richard M. Finks

Matthew W. Upton

/s/ Matthew W. Upton

Ann Howard Smith

/s/ Ann Howard Smith

G. Ronald Witten

/s/ G. Ronald Witten

Additional Acknowledgment and Consent of Shareholder’s Spouse
The spouses of all Shareholders have joined in the execution of the Shareholders’ Agreement to evidence their knowledge of its existence and their consent to its provisions, and that they desire to bind their interest, if any, in the Shares to the performance of the Shareholders’ Agreement. Accordingly, each Shareholder’s spouse agrees that the covenants made in the Shareholders’ Agreement will be, and hereby are, accepted as binding on him/her individually and upon all persons ever to claim under him/her. However, the foregoing is not intended to, and will not be construed to, confer or create any interest in the Shares in any Shareholder’s spouse.

/s/ Tish Witten

Tish Witten
Spouse of G. Ronald Witten

JOINDER AGREEMENT
{Ancillary to Asset Purchase Agreement of November 3, 2000}
This Joinder Agreement (this “Agreement”) is entered into on the Closing Date1 by and between Company and Buyer.
     1. Premises. The Company and Buyer are parties to the Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, Company shall receive, at the Closing, Buyer Stock Certificate Number 14 for One Hundred Fifty Thousand (150,000) Shares of $0.01 Par Value Restricted Common Stock of Buyer (“Certificate 14”).
     2. Agreement. Company agrees to hold Certificate 14 pursuant to the terms and conditions of that certain Shareholders’ Agreement of December 1, 1998, as amended to add additional parties (the “Shareholders’ Agreement”), and attached hereto as Exhibit A. Company agrees that any and all rights in and to Certificate 14 and in the Shares evidenced thereby shall be subject to the terms and conditions of the Shareholders’ Agreement.
     3. Miscellaneous. This Agreement constitutes the sole understanding of the Parties with respect to the subject matter hereof. No party is relying upon any statement, writing, document, representation, warranty, covenant, promise, assurance, guarantee, of the like which is not set forth in or attached to this Agreement. This Agreement is executed by the Parties in and shall be construed in accordance with and governed by the laws of the State of Texas.

Company

MOBILENEER, LTD.

	By:	Schmidt Interests, L.L.C.,
as General Partner of Mobileneer, Ltd.

/s/ Dean Schmidt

		By:	Dean Schmidt
		Its:	President

Buyer

REALPAGE, INC.

/s/ Stephen T. Winn By: Stephen T. Winn
Its: Chairman of the Board

[1]	Defined Terms not defined in this Agreement shall be defined as in that certain Asset Purchase Agreement of even date herewith by and between Company and Buyer (the “Asset Purchase Agreement”).